SUBLEASE

This SUBLEASE ("Sublease") is made as of April 6, 2005, by and between StemCells, Inc. (formerly known as CytoTherapeutics, Inc.), having an address at 3155 Porter Drive, Palo Alto, CA 94304 ("Sublessor"), and MultiCell Technologies, Inc., having an address at 55 Access Road, Suite 700, Warwick, RI 02886 ("Sublessee").

W I T N E S S E T H:

WHEREAS, pursuant to that Lease dated as of November 21, 1997, (the "Prime Lease") between HUB RI Properties Trust, as landlord ("Prime Lessor"), and Sublessor, as tenant, a copy of which such Prime Lease is attached hereto as Exhibit A, which is a true, complete, accurate and current copy of the Prime Lease as at the date hereof, Sublessor leases a certain building from the Prime Lessor located at 701 George Washington Highway, Lincoln, Rhode Island 02865, all as more particularly described in the Prime Lease (the "Facility"); and

WHEREAS, Sublessee desires to sublease approximately 5,572 rentable square feet ("RSF") of the Facility identified on the floor plan attached hereto as Exhibit B (the "Subleased Premises") from Sublessor, with the right in common with others entitled thereto to the use of the (a) driveways and walkways necessary for access to the Facility; (b) the entrances, lobby, hallways, stairways, and elevators necessary for access to the Subleased Premises; (c) rest rooms; (d) parking and loading areas; (e) the heating, ventilating, air conditioning, plumbing, electrical, emergency life safety and other mechanical systems and equipment serving the Subleased Premises; and (e) other common areas, facilities and improvements (including the tank storage facility and supply lines located on the ground floor of the laboratory portion of the Facility) located on the Property (as that term is defined in the Prime Lease) (collectively, the "Common Areas"), and Sublessor is willing to sublease the same, all on the terms and conditions hereinafter set forth;

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties covenant and agree as follows:

1. Sublease of Subleased Premises. For the rent and upon the terms and conditions herein, Sublessor hereby subleases the Subleased Premises to Sublessee and Sublessee hereby subleases the Subleased Premises from Sublessor, together with the non-exclusive rights to use the Common Areas. Sublessee's Pro Rata Share of the Facility shall be eight and ninety-nine hundredths percent (8.99%). This Sublease is subject to the written consent of the Prime Lessor, which upon receipt shall be attached hereto and incorporated herein as Exhibit A-1. If Prime Lessor fails to consent to this Sublease by April 1, 2005, then this Sublease shall become null and void and of no further force and effect, unless said date is further extended by the mutual agreement of the parties hereto. Sublessor shall deliver the Subleased Premises to Sublessee on or before the Sublease Commencement Date (defined hereafter) in a broom-clean condition, free of all tenants and occupants, and with any improvements to be constructed by Sublessor in accordance with Section 4, below or the Prime Lease, completed.

2. Term. The term of this Sublease shall commence on the date which is twenty (20) business days following the date that (a) both Sublessor and Sublessee have executed this Sublease and (b) Sublessee has received written notice from Sublessor of Prime Lessor's consent to this Sublease, together with a copy such consent ("Sublease Commencement Date") and shall expire on the date which is three (3) years from the Sublease Commencement Date or such earlier date upon which said term may expire, be canceled or be terminated pursuant to any of the terms or provisions of the Prime Lease, this Sublease or applicable law ("Term"). No later than nine calendar months prior to the termination of the Term of this Sublease, Sublessee shall notify Sublessor in writing whether or not it exercises its option to renew this Sublease of the Subleased Premises for an additional term of three (3) years ("Renewal Term"). The Renewal Term, if any, shall be upon all the terms hereof, and shall be evidenced by an amendment to this Sublease executed by Sublessor immediately upon presentation by Sublessee. If at any time Sublessee notifies Sublessor that it does not intend to exercise its option to renew this Sublease, or if Sublessee fails to notify Sublessor in writing by the date which is nine calendar months prior to the expiration of the Term , that Sublessee does exercise its option to extend this Sublease, Sublessor shall have no further obligation to Sublessee with respect to the Renewal Term and shall be free to lease the Subleased Premises to others effective on expiration of the original Term.

3. Basic Rent and Rent Commencement. Sublessee hereby covenants and agrees to pay rent during the Term to Sublessor for the Subleased Premises at the rate of:

	YEARLY	MONTHLY
Year 1:	$94,724.00 Net of Tenant Electricity	$7,893.67
Year 2:	$100,296.00 Net of Tenant Electricity	$8,358.00
Year 3:	$105,868.00 Net of Tenant Electricity	$8,822.33

Renewal Year 1:	$105,868.00 Net of Tenant Electricity	$8,822.33
Renewal Year 2:	$111,440.00 Net of Tenant Electricity	$9,286.67
Renewal Year 3:	$117,012.00 Net of Tenant Electricity	$9,751.00

payable in advance on the first day of each month during the Term in equal monthly installments ("Basic Rent"), beginning on the date which is twenty (20) business days following the date that (a) both Sublessor and Sublessee have executed this Sublease and (b) Sublessee has received written notice from Sublessor of Prime Lessor's consent to this Sublease, together with a copy of such consent("Rent Commencement Date"). If the Term does not commence on the first day or end on the last day of a calendar month, rent for such month shall be prorated accordingly. If Sublessor fails to deliver the Subleased Premises to Sublessee on or before the Sublease Commencement Date in accordance with Section 1, above, then the Rent Commencement Date shall not occur until the date on which Sublessor delivers the Subleased Premises as required by this Sublease; provided that if the Sublease Commencement Date does not occur on or before May 1, 2005, Sublessee shall have the right to terminate this Sublease upon ten (10) days written notice to Sublessor, in which case Sublessor shall have no further obligation or liability whatsoever to Sublessee.

4. Tenant Improvements. The Subleased Premises shall be delivered in "As is" condition with all existing furniture, fixtures and equipment to remain in place; all such existing furniture, fixtures and equipment shall remain the property of Sublessor and shall remain in place at the expiration or other termination of the Term and any Renewal Term. Sublessor shall be responsible for the construction of any demising walls or access doors and any other work necessary to secure and divide the Subleased Premises from other Facility if and when the balance of the floor on which the Subleased Premises is located (floor one of the laboratory portion of the Facility) is sublet to another subtenant or subtenants; provided, however, that until such time as said demising walls and access doors are constructed, Sublandlord shall secure and lock floor one of the laboratory portion of the Facility, of which the Subleased Premises is a part, and Sublessor shall not access or permit third parties (except as expressly authorized by Sublessee) to access said floor one, except as permitted in Section 19, below. Sublessee shall be responsible for any other improvements, whether as laboratory or office space, and which are listed in Exhibit C (the "Tenant Improvements"), as permitted in Section 4.1.1 of the Prime Lease. Sublessee shall perform all work on such other improvements, if any, in accordance with Sections 8, 10 and 13 and Exhibit C of this Sublease. Sublessee shall have access to the Subleased Premises upon the execution of this Sublease and Prime Lessor's consent thereto to perform any Tenant Improvements.

5. Tax & Operating Base. The tax base shall be the pro rated share of taxes assessed for fiscal year 2005 (the "Tax base"). The operating expense base shall be the pro rated share of operating expenses for calendar year 2005 (the "Operating Base"). Operating Expenses shall be defined as all reasonable costs or expenses incurred for the operation, cleaning, maintenance, repair and upkeep of the Property, including without limitation, snow removal, landscaping and grounds, maintenance, parking lot operation and maintenance, security, operation and repair of HVAC equipment, elevators, lighting and any other building equipment or systems, janitorial services for the Common Areas only, including material and equipment, insurance relating to the property, any commercially reasonable management fees associated with the Facility, and all utility costs (notwithstanding the fact that electric charges for plugs and lights will be paid by the Sublessee as provided in Section 7 of this Sublease). Janitorial service to the Subleased Premises shall be provided by Sublessee at Sublessee's sole expense. The following costs and expenses shall not be included within the definition of Operating Expenses: (i) capital improvements made to the Facility, unless such capital improvements are expected to, and in fact do, reduce the normal Operating Expenses of the Facility and are amortized over the useful life of the improvements; (ii) repairs, replacements and general maintenance paid by proceeds of insurance or by Sublessee or other third parties; (iii) interest, amortization or other payments on loans to Sublessor or Prime Lessor; (iv) depreciation; (v) leasing commissions; (vi) legal expenses for services, other than those that benefit Facility tenants/subtenants generally (e.g. tax disputes); (vii) costs for renovating or otherwise improving space for other occupants, tenants/subtenants of the Facility or vacant space in the Facility; (viii) real estate taxes; (ix) federal income taxes imposed on or measured by the income of Sublessor or Prime Lessor from the operation of the Facility; (x) costs, expenses, charges or assessments incurred on behalf of another tenant/subtenant, or for which Sublessor is paid or reimbursed by insurance, warranties, service contracts, condemnation proceeds or otherwise, or by any tenant/subtenant; (xi) the cost of installing, operating and maintaining any athletic or recreation clubs; (xii) the cost of correcting any defects (latent or otherwise) in the design, construction or equipment of the Facility; (xiii) salaries and bonuses of individuals not directly related to the operation of the Facility; (xiv) the cost of any work or services performed for any facility other than the Facility; (xv) Sublessor's general overhead, except as it relates specifically to the actual management of the Facility; (xvi) advertising and promotion costs; (xvii) any costs necessary to cure violations of any applicable laws, ordinances or regulations and (xviii) accounting and bookkeeping services, except to the extent included in the management fee permitted hereby.

6. Additional Rent. Sublessee covenants and agrees to pay, as Additional Rent, increases in taxes and betterment assessments, and increases in Operating Expenses (including Tenant Electricity), with respect to the Property, as provided in this Section 6 as follows:

6.1 Real Estate Taxes.

The Sublessee shall pay, as Additional Rent hereunder, the Sublessee's Pro Rata Share of the increase, if any, in the aggregate of real estate taxes imposed, assessed or levied upon the Property over the Tax Base. Such Pro Rata Share shall be estimated and paid in accordance with the procedure for Operating Expenses in Section 6.2, below. Sublessee shall not be responsible for any interest or penalties incurred by Sublessor as a result of the delinquent tax payment by Sublessor unless and to the extent Sublessee fails to make a timely payment prior to the date on which such taxes are due, in which event Sublessee shall be liable to pay that portion of any such interest or penalties equal to a fraction, the numerator of which is the amount of Sublessee's late payment and the denominator of which is the delinquent tax payment.

6.2 Operating Expenses.

The Sublessee shall pay, as Additional Rent hereunder, the Sublessee's Pro Rata Share of the increase, if any, in the actual Operating Expenses of the Property over the Operating Base. Payment of Operating Expenses shall be made as follows: Sublessor shall make a good faith estimate of Sublessee's Pro Rata Share of the increase in Operating Expenses over the Operating Base at the start of each calendar year (defined as January 1st through December 31st), and Sublessee shall pay to Sublessor, on the first day of the calendar year and on the first day of each calendar month thereafter, an amount equal to the estimated Pro Rata Share for such calendar year or part thereof divided by the number of months therein. Not more than semi-annually, Sublessor may estimate and re-estimate the Additional Rent (Operating Expenses and Real Estate Taxes) to be due by Subtenant and deliver a copy of the estimate or re-estimate to Sublessee. Thereafter, the monthly installments of Additional Rent payable by Sublessee shall be appropriately adjusted in accordance with the estimations so that, by the end of the calendar year in question, Sublessee shall have paid all of the Additional Rent as estimated by Sublessor. By April 1 of each calendar year, or as soon thereafter as practicable, Sublessor shall furnish to Sublessee a statement of Operating Expenses for the previous year, and of the taxes for the previous year (the "Operating Expenses and Tax Statement"). If the Operating Expenses and Tax Statement reveals that Sublessee paid less for Operating Expenses than the actual amount for the year for which such statement was prepared, or less than its actual share of taxes for such year, then Sublessee shall promptly pay Sublessor such deficiency. If the Sublessee paid more than the actual amount for the year for which such statement was prepared, Sublessee shall receive a credit in such amount for the next calendar year, unless such overpayment occurs during the last year of the Term, in which event Sublessor shall reimburse Sublessee for such excess payment immediately upon expiration of the Sublease. Sublessee may audit or review such Operating Expenses and taxes at Sublessee's sole cost and expense at reasonable times.

7. Electricity Charges. Sublessee shall be responsible for payment of $1.75 per square foot per year ($9,751.00) on a monthly basis ($812.58) (the "Electrical Payment") in advance, for tenant electrical usage (including plugs and lights). Notwithstanding the foregoing, Sublessee shall have the right, at its sole cost and expense, to install a separate electric meter within the Subleased Premises (or such other location as determined by Sublessor) and usage will be read monthly by Sublessor, or at Sublessor's option, by Sublessee. In such event, the Electrical Payment shall be the actual cost of electricity used by Sublessee and computed at the then-current public utility rate.

8. Tenant Improvements. Sublessee shall be responsible for all Tenant Improvements. Sublessee shall submit to Sublessor a written Schedule to this Sublease (Exhibit C) detailing the Tenant Improvements to be made to the Subleased Premises, including blueprint plans of the work to be performed, for prior approval by the Sublessor, such approval not to be unreasonably withheld or delayed. Sublessee is responsible for all costs associated with the Tenant Improvements including the reasonable cost of Sublessor's reviewing said plans up to a maximum amount of $500 for each of said plans. The said Schedule must be submitted prior to the commencement of any work being performed. All work must be performed in accordance with the terms and conditions provided for in the Prime Lease and must be approved in writing by the Sublessor and, if required, the Prime Lessor, and must be performed in accordance with state and local by-laws. The Sublessee shall have access to the Subleased Premises to perform the Tenant Improvements upon the signing of the Sublease by all parties even if such date is prior to the Sublease Commencement Date.

9. Security and Restoration Deposit. Upon execution of this Sublease, Sublessee shall deliver to the Sublessor the amount equal to (3) months' ($23,681.00) Basic Rent (the "Security and Restoration Deposit"). The Security and Restoration Deposit shall be held by the Prime Lessor, for the Sublessor's benefit, as security for the faithful performance of all the terms of this Sublease to be observed and performed by Sublessee, but may be commingled with other funds of Sublessor as provided below. The Security and Restoration Deposit shall not be mortgaged, assigned, transferred or encumbered by Sublessee and any such act on the part of Sublessee shall be without force and effect and shall not be binding upon Sublessor.

If the Basic Rent, Additional Rent or any other payment due hereunder from Sublessee to Sublessor shall be overdue and unpaid beyond any applicable cure period, or should Sublessor make any payment on behalf of Sublessee, or Sublessee shall fail to perform any of the terms of this Sublease, then at the expiration of any applicable cure period, Sublessor may, at its option and without notice or prejudice to any other remedy which Sublessor may have on account thereof, appropriate and apply so much of the Security Deposit as may be necessary to compensate Sublessor toward the payment of Basic Rent, Additional Rent or other sums or loss or damage sustained by Sublessor due to such breach by Sublessee; and Sublessee shall within ten (10) days of demand by Sublessor restore the Security Deposit to the original sum deposited. Sublessor shall promptly return the Security Deposit, or so much thereof as shall have not theretofore been applied in accordance with the terms hereof, less any amounts due from, but unpaid by, Sublessee hereunder, to Sublessee within thirty (30) days of the expiration or earlier termination of this Sublease and the surrender of possession of the Subleased Premises by Sublessee to Sublessor in accordance with the terms of this Sublease. In no event shall the Security Deposit be applied against monthly Basic Rent, Additional Rent or other payments due hereunder from Sublessee without such amount's being restored as set forth above. While Sublessor holds the Security Deposit, Sublessor shall have no obligation to pay interest on the same and shall have the right to commingle the same with Sublessor's other funds.

10. Permitted Use; Condition of the Subleased Premises; Alterations; Maintenance; Return to Original Condition. Sublessee shall use the Subleased Premises as laboratory and/or office space for healthcare research and development, and such other uses as may be ancillary, incidental or necessary thereto in accordance with the terms and conditions of "Article 4: Use of the Property" of the Prime Lease, Exhibit C to this Sublease, and applicable law. Further, Sublessee shall not do, suffer or permit anything to be done in or upon the Subleased Premises, the Facility or the Property except in accordance with and as permitted by the Prime Lease and applicable law.

To the best of the Sublessor's knowledge, the Subleased Premises, the Property (as such term is defined in the Prime Lease) and the Facility are free of material defects and are not contaminated by Hazardous Substances (as such term is defined in the Prime Lease). Sublessor shall indemnify Sublessee and hold Sublessee harmless from any claims of liability or loss (including reasonable attorney, consultant and expert fees) arising directly out of Hazardous Substances discovered at the Property and/or the Facility that Sublessee can establish by convincing evidence to have been introduced or released exclusively by Sublessor and/or by tenants of the Facility other than Sublessee. Upon delivery of possession of the Subleased Premises by Sublessor to Sublessee, Sublessee shall conclusively be deemed to have accepted the Subleased Premises in their then current "as-is" physical condition and to have acknowledged that (a) the same are satisfactory to Sublessee in all physical respects, and (b) Sublessor has no obligation to make any repairs or improvements to the Subleased Premises.

Notwithstanding anything to the contrary contained in the Prime Lease, Sublessee shall make no alteration, addition or improvement to the Subleased Premises without Sublessor's prior written consent, which consent shall not be unreasonably withheld or delayed by Sublessor so long as such alterations are permitted under the Prime Lease or approved by Prime Lessor. Any and all such alterations shall be made in accordance with all applicable laws and regulations, in accordance with plans and specifications therefore subject to review and approval by Sublessor and Prime Lessor (if required), and in a good and workmanlike manner. Any request for Sublessor's and Prime Lessor's consent to such alterations shall specify the commencement date and the approximate completion date thereof, and shall include the plans and specifications therefore. Notwithstanding the foregoing or anything contained herein to the contrary, Sublessee shall have the right to make certain non-structural alterations to or within the Subleased Premises as Sublessee deems reasonably necessary without Sublessor's or Prime Lessor's prior consent, provided such alterations (i) do not affect building systems; (ii) the cost for such alterations are less than $5,000 in the aggregate; and (iii) such alterations otherwise comply with the terms of this Sublease and, to the extent applicable, the Prime Lease. All such alterations and leasehold improvements shall be done at the sole cost and expense of Sublessee. Sublessee shall not, under any circumstances or for any period of time, allow any contractor's lien to be filed against the Facility related to any of Sublessee's alterations or leasehold improvements. Notwithstanding the granting of approval of any alterations by the Sublessor or the Prime Lessor, if any of the Sublessee Improvements shall, at any time, encroach upon or impair the enjoyment of the property by other subtenants or tenants, then Sublessee shall take the actions necessary to remove such encroachment or impairment to ensure the continued operation of the Facility to its intended use.

Sublessee shall, at its sole cost and expense, keep and maintain the Subleased Premises in good order and repair, reasonable wear and tear excepted and shall promptly make all necessary and appropriate non-structural repairs and replacements. All repairs and maintenance shall be made in good, workmanlike and first-class manner, in accordance with all applicable federal, state and local statutes, ordinances, by-laws, codes, rules and regulations relating to such work.

Upon the expiration or earlier termination of this Sublease and the surrender of possession of the Subleased Premises by Sublessee, the Subleased Premises shall be returned to the same condition as at the date of execution hereof, ordinary wear and tear excepted, free of all defects and contamination by Hazardous Substances (as such term is defined in the Prime Lease), except for such Hazardous Substances as Sublessee can establish by convincing evidence to have first been introduced by Sublessor and/or by tenants of the Facility other than Sublessee, provided however that at Sublessor's election, any Tenant Improvements, alterations and repairs undertaken by the Sublessee to the Subleased Premises, and articles affixed to the Subleased Premises, whether or not fixtures, shall remain with the Subleased Premises, except for office and/or laboratory equipment, so-called trade fixtures, or other personal property of Sublessee, which may be removed by Sublessee at any time during or at the end of the Term provided that such removal does not in any way damage the Subleased Premises.

Three (3) months prior to the expiration of this Sublease, or upon earlier termination, Sublessee, at its sole cost and expense, shall have a licensed professional reasonably satisfactory to Sublessor inspect the Subleased Premises for the presence of Hazardous Substances, and shall provide the Sublessor with a certification from such professional that the Subleased Premises are free of radiation and Hazardous Substances, except for radiation or Hazardous Substances that Sublessee can establish by convincing evidence to have existed prior to the Sublease Commencement Date. In the event any environmental decontamination of the Subleased Premises or the Facility is required as a result of Sublessee's use of the Subleased Premises, and which is not directly caused by the Sublessor, its employees, agents, invitees, or other sublessees, such environmental decontamination shall be performed, at Sublessee's sole cost and expense, prior to the redelivery of the Subleased Premises to the Sublessor and shall be maintained through the remainder of the Term.

11. Insurance; Indemnification. Sublessee shall, at its own cost and expense, obtain and throughout the Term shall maintain, with companies qualified to do business in Rhode Island and reasonably acceptable to Sublessor, for the benefit of Sublessor, Prime Lessor and any mortgagee as additional insureds, (a) "all-risk" property insurance, including insurance against loss or damage by fire, vandalism and malicious mischief, explosion or malfunction of equipment or apparatus in or hereinafter installed in the Subleased Premises, extended coverage perils and all physical loss perils in an amount equal to one-hundred percent (100%) of the then replacement cost of the Subleased Premises and surrounding portions of the Facility which may reasonably be damaged as the result of an incident within the Subleased Premises, (b) comprehensive general liability insurance (with contractual liability rider) against claims for bodily injury, death or property damage occurring to, upon or about the Subleased Premises in limits of $1,000,000 per occurrence, $2,000,000 in the aggregate and umbrella coverage in an amount not less than $5,000,000 for bodily injury, death and property damage and insurance covering contents of, and personal property and trade fixtures located in, the Subleased Premises, and (c) Worker's compensation insurance coverage for all persons employed by Sublessee on the Subleased Premises with statutory limits and otherwise with limits and provisions in accordance with the requirements of local, State and federal law, and employer's liability insurance with limits of not less than $500,000.

Notwithstanding the foregoing, the risk of loss to all contents of, and personal property and trade fixtures located in, the Subleased Premises is upon Sublessee, and Sublessor shall have no liability with respect thereto unless such loss is due to the negligence or willful misconduct of Sublessor.

All such insurance detailed above shall specifically name Prime Lessor and Sublessor (together with any other party or parties as required under the terms of the Prime Lease) as additional insured thereunder. Such insurance shall not be subject to cancellation, termination or change with respect to Prime Lessor, Sublessor or such other parties without thirty (30) days' prior written notice. A duplicate original of the policy or a certificate of such insurance shall be delivered to each of Prime Lessor and Sublessor prior to the commencement of the Term.

Sublessee agrees to protect, defend with counsel approved by Sublessor (such approval not to be unreasonably withheld), indemnify and hold Sublessor and Prime Lessor, their officers, directors, employees, trustees, agents and beneficiaries (as applicable) and their respective successors or assigns (hereinafter "Indemnitees") harmless from and against any and all claims and liabilities (other than claims and liabilities arising from any negligence or willful misconduct of the Indemnitees), arising: (i) from the conduct or management of or from any work or thing whatsoever done in or about the Subleased Premises during the term hereof; (ii) from any condition arising, and any injury to or death of persons, damage to property or other event occurring, resulting or arising from an occurrence in or about the Subleased Premises during the term hereof; and (iii) from any breach or default on the part of Sublessee in the performance of any covenant or agreement on the part of Sublessee to be performed pursuant to the terms of this Sublease or from any negligent act or omission on the part of Sublessee or any of its agents, employees, licensees, invitees or assignees. Sublessee further agrees to indemnify the Indemnitees from and against any and all damages, liabilities, costs and expenses, including reasonable attorneys' fees, incurred in connection with any such indemnified claim or any action or proceeding brought in connection therewith.

12. Subletting and Assignment. Sublessee shall have the right to sublet in accordance with the terms and conditions of the Prime Lease and the prior written consent of Sublessor such consent not to be unreasonably withheld. Sublessee shall have no right whatsoever to assign this Sublease or any part thereof, except that Sublessee may assign to any person or entity controlling, controlled by, or under common control with Sublessee, or a successor to the business conducted on the Subleased Premises, with the prior written approval of Sublessor, which approval shall not be unreasonably withheld or delayed, so long as such person, entity or successor is both financially secure and no less financially secure than Sublessee is at such time, in each case as reasonably determined by the Sublessor. In addition, Sublessee shall not otherwise encumber all or any part of its interest in this Sublease, the Subleased Premises, or any rights of the estate hereby created without in each case first obtaining the prior written consent of Sublessor, which will not be unreasonably withheld.

13. Primacy and Incorporation of Prime Lease; Sublessor's Rights. This Sublease is subject and subordinate to the Prime Lease and Sublessor purports hereby to convey, and Sublessee takes hereby, no greater rights hereunder than those accorded to or taken by Sublessor as tenant under the terms of the Prime Lease, the termination (for whatever reason) of which shall automatically terminate this Sublease, except as otherwise set forth in Prime Lessor's Consent to this Sublease. Except as may be inconsistent with the other provisions of this Sublease or otherwise provided for herein, or as may be specifically set forth below, all of the terms and provisions in the Prime Lease are incorporated herein by reference as if set forth herein in full and shall be applicable to this Sublease with the same force and effect as if Sublessor were the Landlord under the Prime Lease and Sublessee were the Tenant thereunder, provided, however that Sublessee's obligations pursuant to such provisions of the Prime Lease shall be limited to the Subleased Premises. Any time periods set forth in the Prime Lease which apply to the compliance of Sublessor with provisions thereof, shall be read to be such time period less three (3) days with respect to their application to the Sublessee and its compliance therewith. Furthermore, Section 4.3.3 of the Prime Lease shall be read substituting (i) "Sublessee" in each place where the word "Tenant" appears, and (ii) "Prime Lessor and Sublessor" in each place where the word "Landlord" appears, provided, however that Sublessee's indemnification obligations pursuant to Section 4.3.3 shall be limited solely to a release of Hazardous Substances on the Property by Sublessee, its employees, agents and invitees, and further provided that Sublessee shall not be required to indemnify Sublessor against damage that is caused by the Sublessor, its employees, agents, invitees, or other sublessees.

Notwithstanding the foregoing, except as otherwise specifically provided in this Sublease, the following provisions of the Prime Lease shall not be incorporated herein: Articles 2 and 3, Section 4.3.2, Section 5.1.1, Section 5.1.2 Sections 9.1 and 9.2, Section 10.2.1, Section 10.2.2, Section 11.2, Section 11.3, Section 11.4, Article 15, Article 19, Section 20.1.5, Section 20.1.6, Section 20.1.7, Section 20.1.8, and Article 23. Further, the provisions of Section 22.7 of the Prime Lease shall not be incorporated herein, provided that except as otherwise expressly provided in this Sublease, Sublessee shall not (a) sell, lease (as lessor or sublessor), transfer or otherwise dispose of, or abandon, more than 49% of its assets, regardless of the consideration, or any material portion of its assets (including capital stock) or business to any Person for less than the fair value thereof; (b) merge into or with or consolidate with any other Entity; or (c) allow a Change of Control of Sublessee to occur provided, however, that, notwithstanding the provisions of (a), (b) or (c) preceding, Sublessee may merge into, be consolidated with, or transfer all or substantially all of its assets to, an Entity that controls, is controlled by, or is under common control with, Sublessee, provided that (x) the successor to Sublessee has a net worth computed in accordance with generally accepted accounting principles at least equal to the greater of (i) the net worth of Sublessee immediately prior to such merger, consolidation or transfer, or (ii) the net worth of Sublessee on the date of this Sublease; (y) proof satisfactory to Sublessor of such net worth shall have been delivered to Sublessor at least ten (10) business days prior to the effective date of any such transaction; and (z) the assignee agrees directly with Sublessor, in form satisfactory to Sublessor, to be bound by all the obligations of the tenant hereunder, including, without limitation, the obligation to pay the rent and other amounts provided for under this Sublease and the covenant against further assignment.

14. Certain Services, Rights and Amenities. Except to the extent otherwise expressly provided herein, the only services or rights to which the Sublessee is entitled hereunder, including without limitation rights relating to the repair, maintenance and restoration of the Facility and Subleased Premises, are those services and rights to which Sublessor is entitled under the Prime Lease, and for all such services and rights Sublessee will look solely to the Prime Lessor. Sublessor shall reasonably cooperate with Sublessee in obtaining such services and rights from the Prime Lessor. If Prime Lessor is not providing the services or rights required of Prime Lessor under the terms of the Prime Lease, Sublessee may, after notice to Sublessor and after allowing Sublessor a reasonable period of time to attempt to obtain such performance from Prime Lessor, bring an action in Sublessor's name (but at Sublessee's sole cost and expense) to seek to compel such performance or for damages for the failure of such performance by Prime Lessor.

The Sublessor will provide the following services: elevator service, heat and air conditioning to the Subleased Premises, normal lighting of lobbies, elevators, washrooms and stairs in the "common areas" of the Facility, snow removal and landscaping to the grounds and parking areas, maintenance of the "common areas," utilities, and nightly cleaning to the "common areas." To avoid ambiguity, the Conference room and kitchen located on the second floor of the Facility are not included in the "common areas." Nonetheless, for the time being, in Sublessor's continuing discretion the Sublessee shall have access to the Conference room on a first come first serve basis with other occupants of the Facility to which such access has also been granted. Any subtenant using said Conference room and/or kitchen shall be responsible for the set up and the immediate cleaning or will be charged separately by the Sublessor. The Sublessor does not guarantee or represent that Sublessee will continue to be afforded access to the Conference room and/or the kitchen. Sublessee will have access to the Subleased Premises during normal building operating hours (7:00 AM to 6:00 PM) Monday through Friday. After-hours and weekend access may be via a card access security system. Sublessor will provide any such access card to Sublessee at no additional charge upon delivery of the Subleased Premises.

Sublessee shall not store any of its possessions in the Facility outside the Subleased Premises without the express prior written permission of Sublessor, which may be withheld in Sublessor's sole discretion. Sublessee agrees that any of its possessions stored in the Facility outside the Subleased Premises without such express prior written permission is subject to seizure, retention and disposal by Sublessor in Sublessor's sole discretion and without any obligation whatsoever to Sublessee, provided that Sublessor shall first notify Sublessee prior to seizing, retaining and/or disposing of any of Sublessee's property or possessions.

15. Compliance with Prime Lease. Sublessee shall neither do nor permit anything to be done which would cause the Prime Lease to be terminated or forfeited by reason of any right of termination or forfeiture reserved or vested in Prime Lessor under the Prime Lease, and Sublessee shall defend, indemnify and hold the Sublessor harmless from and against any and all claims, liability, damage and expense (including reasonable attorneys' fees) of any kind whatsoever by reason of any breach or default on the part of Sublessee by reason of which the Prime Lease may be terminated or forfeited. Sublessor agrees to pay all amounts of rent to the Prime Lessor due under the terms of the Prime Lease on or before the dates when such amounts are due thereunder.

16. Default. In the event that Sublessee shall default in any of its obligations hereunder, including, without limitation, its obligations to pay Basic Rent and Additional Rent, and Sublessee has not cured or is not proceeding to cure such default in accordance with the provisions of the Prime Lease (as modified by this Sublease), Sublessor shall have available to it all of the rights and remedies available to Prime Lessor under the Prime Lease as though Sublessor were the landlord and Sublessee the tenant thereunder. Sublessee further agrees to reimburse Sublessor for all reasonable costs and expenses, including reasonable internal and external attorneys' fees, incurred by Sublessor following an uncured default by Sublessee in asserting its rights hereunder against Sublessee.

In addition to and not in limitation of the foregoing, upon any such default by Sublessee, Sublessor shall have the right to enter upon the Subleased Premises and to perform such obligations of Sublessee, including the payment of money and the performance of any other act; all sums so paid by Sublessor and all necessary and reasonable incidental costs and expenses in connection therewith shall be deemed to be Additional Rent under this Sublease which shall be payable to Sublessor immediately upon demand.

17. Brokerage. Sublessor and Sublessee each represent that they have not dealt with any other broker other than Joseph Flynn of NAI Hunneman and CB Richard Ellis-N.E., LP, respectively in connection with this Sublease. Sublessor shall pay a brokerage fee only to NAI Hunneman; CB Richard Ellis-N.E., LP shall be paid by NAI Hunneman under separate agreement. The parties agree that the Sublessor shall not have any obligation to pay any fee to any broker other than Hunneman Commercial Company as the result of this transaction.

18. Notices. All notices or other communications hereunder shall be in writing and shall be delivered by hand or sent by generally recognized overnight courier or by United States registered or certified mail, postage prepaid, addressed to each party to this Agreement at the address first set forth above in the case of Sublessor or at the Subleased Premises in the case of Sublessee, or at such other address as either party shall hereafter designate by notice to the other. Notices shall be deemed given when delivered or refused.

19. Sublessor's Access. Sublessee agrees to permit Sublessor and its authorized representatives reasonable access to the Subleased Premises (i) during usual business hours upon at least twenty-four (24) hours' prior notice, for purposes of inspecting the same, exhibiting same for purposes of sale or purchase, insurance or financing, exercising such other rights as it or they may have hereunder and, during the last nine (9) months of the Term or the Renewal Term, exhibiting the same to other prospective subtenants, provided however that the limitation to the last nine (9) months of the Term or the Renewal Term shall not apply to such parts of floor one of the laboratory portion of the Facility as are not included in the Subleased Premises, and (ii) at any time and without prior notice in the event of emergency, which shall reasonably appear to pose an immediate threat to the life/safety of persons or damage to property; provided, Sublessor will notify Sublessee of such emergency access no later than twenty-four (24) hours following such access. During any such entry, Sublessor shall take reasonable steps to minimize interference with Sublessee's business operations and to safeguard Sublessee's property. Other than in the event of an emergency as described above, Sublessee shall be present upon such access.

20. Parking. Sublessor hereby grants to Sublessee the right, in common with others authorized by Sublessor, to use 3.0 spaces per one thousand square feet of Rentable Square Feet of space (17 spaces). Sublessor, at its sole election, may designate the types and locations of parking spaces within the parking area, which Sublessee shall be allowed to use. In the absence of such designation, the Sublessee shall have no right to any specific spaces in the parking area, which is used in common by various entities having a business purpose at the Facility.

21. Signage. The Facility will have a lobby directory at the side entrance displaying each occupant of the Facility, including Sublessee. Sublessee may install signage at the entrance to the Subleased Premises, only with the prior written approval by the Sublessor, not to be unreasonably withheld, conditioned or delayed.

22. Casualty and Eminent Domain.

  Casualty. If any part of the Subleased Premises or the Facility is destroyed or damaged by fire or other casualty, and if, as a result thereof, Prime Lessor or Sublessor is entitled and elects to terminate the Prime Lease pursuant to the provisions of Article 10 thereof, then Sublessor shall notify Sublessee of such termination and this Sublease shall likewise terminate as of the effective date of the termination of the Prime Lease. Neither Prime Lessor nor Sublessor shall have any obligation to Sublessee to restore the Subleased Premises or to repair or replace Sublessee's furniture, furnishings and equipment after the same are destroyed or damaged by any such fire or other casualty. If this Sublease is not terminated as aforesaid, a just proportion of the Basic Rent and Additional Rent, according to the nature and extent of the damage, shall be abated until the use and occupancy of substantially all of the Subleased Premises shall have been granted to Sublessee as aforesaid.

  Eminent Domain. If any part of the Subleased Premises or the Facility shall be taken by the exercise of eminent domain or by action of any public or other authority, and if, as a result thereof, Prime Lessor or Sublessor is entitled and elects to terminate the Prime Lease pursuant to the provisions of Article 11, then Sublessor shall notify Sublessee of such termination and this Sublease shall likewise terminate as of the effective date of the termination of the Prime Lease. If this Sublease is not terminated as aforesaid, a just proportion of the Basic Rent and Additional Rent, according to the nature and extent of the portion of the Subleased Premises rendered untenantable, shall be abated until use and occupancy of substantially all of the remaining portion of the Subleased Premises shall have been granted to the Sublessee as aforesaid, and thereafter a just proportion of the Basic Rent, according to the nature and extent of the portion of the Subleased Premises so taken, shall be abated for the balance of the term of this Sublease. Prime Lessor reserves and accepts all rights to damages to the Subleased Premises, including, without limitation, the Facility and the leasehold improvements therein, accrued or subsequently accruing by reason of anything lawfully done in pursuance of any public or other authority; and, by way of confirmation, Sublessee grants to Prime Lessor all of Sublessee's rights to such damages, except for damages to trade fixtures and other property which Sublessee may remove from the Subleased Premises pursuant to the provisions of this Sublease, relocation expenses, loss of business during the remainder of the Term and any other award made for the taking of Sublessee's leasehold interest in the Subleased Premises, which would not diminish the amount of Prime Lessor's said award pursuant to Article 19 of the Prime Lease, and covenants to execute and deliver such further instruments or assignments thereof as Prime Lessor may from time to time request.

23. Provisions Binding. Except as herein otherwise expressly provided, the terms hereof shall run with the land, be binding upon and inure to the benefit of those claiming under, by and through, respectively, Sublessor and Sublessee, including, without limitation, their respective successors and assigns. The reference contained in the preceding sentence to successors and assigns of Sublessee is not intended to and does not constitute a consent to assignment by Sublessee. As between Sublessee and Sublessor, Sublessor shall have the right to sell, assign, transfer or otherwise alienate its interest in the Subleased Premises, and upon such sale, assignment, transfer or alienation, shall convey the Security Deposit or any balance thereof and if the same be turned over as aforesaid, Sublessee hereby releases Sublessor from any and all liability with respect to the Security Deposit and its application or return. The new holder of such interest shall succeed to and thereby assume all of Sublessor's obligations hereunder, except that Sublessor and each new holder shall only be liable for obligations accruing during its respective period of ownership, and Sublessee shall be bound to the new holder to the same extent as it was bound to Sublessor. Without limiting the generality of the foregoing, as between Sublessee and Sublessor, Sublessor shall be entirely freed and relieved of any obligation or responsibility accruing under this Sublease from and after any such sale, assignment, transfer or other alienation by Sublessor of its interest in the Subleased Premises.

24. Miscellaneous. This Sublease may be executed in one or more counterparts, which together shall constitute one instrument. The invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of any other term or provision hereof. The captions to the paragraphs hereof are for convenience of reference only and are not intended to affect the meaning of the provisions of this Sublease. This Sublease is to be construed as a Rhode Island contract, is to take effect as a sealed instrument, supersedes all prior writings between the parties hereto the terms of which have been integrated herein, sets forth the entire agreement and understanding between the parties, and may be canceled, modified, or amended only by a written instrument executed by both Sublessor and Sublessee. All capitalized terms used herein but not defined herein shall have the meanings as defined in the Prime Lease.

25. Holdover. Sublessee shall indemnify and hold harmless Sublessor from and against any and all liability, loss, cost, damage and expenses suffered or incurred by Sublessor arising out of or resulting from any failure on the part of Sublessee to yield up the Subleased Premises when and as required under this Sublease. Any holding over after the expiration of the Term (or, if applicable, the Renewal Term) with the consent of Sublessor shall be construed to automatically extend the Term (or, if applicable, the Renewal Term) on a month-to-month basis at a Base Rent equal to one hundred and fifty percent (150%) of the then-current Base Rent, together with Additional Rent payable under this Sublease, and shall otherwise be on the terms and conditions of this Sublease to the extent applicable. Any holding over without Sublessor's consent shall entitle Sublessor to exercise any or all of its remedies provided in this Sublease or by law, notwithstanding that Sublessor may elect to accept one or more payments of Base Rent or Additional Rent from Sublessee.

IN WITNESS WHEREOF, Sublessor and Sublessee have executed this Sublease as a sealed instrument as of the date first written above.

MultiCell Technologies, Inc. (Sublessee)	StemCells, Inc. (Sublessor)

By: ______________________________	By: ______________________________
Name: ___________________________	Name: ___________________________
Title: _____________________________	Title: _____________________________

EXHIBIT A

[Prime Lease Attached]

Sublessor's Initials: ___________________

Sublessee's Initials: ___________________

EXHIBIT A-1

[Prime Lessor's Consent To Be Attached]

EXHIBIT B

[Floor Plan Identifying Subleased Premises Attached]

Sublessor's Initials: ___________________

Sublessee's Initials: ___________________

EXHIBIT C

[Schedule of Tenant Improvements Attached]

Sublessor's Initials: ___________________

Sublessee's Initials: ___________________